Exhibit 21.1

SUBSIDIARIES OF THE GYMBOREE CORPORATION

Gymboree Manufacturing, Inc., a California corporation

Gym-Mark, Inc., a California corporation

Gymboree Retail Stores, Inc., a California corporation

Gymboree Operations, Inc., a California corporation

Gymboree, Inc., a Canadian and Delaware corporation

Gymboree Island, LLC, a Puerto Rico Limited Liability Company

Gym-Card, LLC, a Virginia Limited Liability Company

S.C.C. Wholesale, Inc., a California corporation

Gymboree Australia Pty. Ltd, an Australian proprietary limited company

Gymboree Korea, a Korean limited liability company